Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-8 of our report dated February 7, 2002, April 1, 2002 as to the subsequent events described in Note 28 and August 12, 2002 as to the effects of the discontinued operation described in Notes 1 and 5 and as to the pro forma effect of the non-amortization of goodwill disclosed in Note 1 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the modification of the accounting treatment relating to securitization transactions, the accounting for derivative instruments and hedging activities, the revision of certain revenue recognition policies and as to the effects of the discontinued operation as discussed in Notes 1 and 5), appearing in the Annual Report on Form 10-K/A of Cendant Corporation for the year ended December 31, 2001 and of our report dated June 14, 2002, appearing in the Annual Report on Form 11-K of Cendant Corporation Employee Savings Plan for the year ended December 31, 2001.

/s/    Deloitte & Touche LLP
August 29, 2002